Exhibit 99.1
HARMONIC ANNOUNCES APPOINTMENT OF PATRICK HARSHMAN TO LEAD CONSOLIDATED OPERATING DIVISIONS
SUNNYVALE, Calif.—December 13, 2005— Harmonic Inc. (Nasdaq:HLIT), a leading provider of digital video, broadband optical networking and IP delivery systems, today announced that it will consolidate the Company’s Convergent Systems (CS) division, Broadband Access Networks (BAN) division, and its manufacturing operations group. Dr. Patrick Harshman, currently President of the Convergent Systems division, will lead the newly consolidated research and development, marketing, and manufacturing functions. This change is effective January 1, 2006.
“Combining product development, marketing and manufacturing operations under Patrick’s leadership will enable Harmonic to provide an even wider range of compelling system solutions for broadband operators. It will give us enhanced focus and efficiency as well as greater flexibility in our approach to future developments,” said Anthony J. Ley, Chairman, President and Chief Executive Officer.
Dr. Harshman, who becomes Executive Vice President, will continue to report to Mr. Ley. As a result of this reorganization, Harmonic is reducing its workforce by approximately 40 employees. The Company preliminarily estimates that the costs associated with these actions will be approximately $1.0 million to $1.2 million, principally for one-time severance payments. All of these costs will result in future cash expenditures and are expected to be incurred as expenses in the fourth quarter of 2005. This reorganization is expected to be completed in the first quarter of 2006.
About Harmonic Inc.
Harmonic Inc. is a leading provider of digital video, broadband optical networking and IP delivery systems to cable, satellite, telecom and broadcast network operators. Harmonic’s open standards-based solutions for the headend through the last mile enable customers to develop new revenue sources and a competitive advantage by offering powerful interactive video, voice and data services such as video-on-demand, high definition digital television, telephony and Internet access.
Harmonic (Nasdaq: HLIT) is headquartered in Sunnyvale, California with R&D, sales and system integration centers worldwide. The Company’s customers, including many of the world’s largest communications providers, deliver services in virtually every country. For more information, visit www.Harmonicinc.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the consolidation of the Company’s operating divisions, the Company’s planned reduction in its workforce, and the anticipated benefits, costs and timing associated with the Company’s reorganization. These statements involve risks and uncertainties as well as assumptions that, if they were to never materialize or prove incorrect, could cause actual results to differ materially from those projected, expressed or implied in the forward-looking statements. The forward-looking statements contained in this press release are also subject to risks and uncertainties disclosed in Harmonic’s filings with the Securities and Exchange Commission, including our Annual Report filed on Form 10-K for the year ended December 31, 2004, our Quarterly Reports on Form 10-Q for the quarterly periods ended April 1, 2005, July 1, 2005 and September 30, 2005, and our Current Reports on Form 8-K. Harmonic does not undertake to update any forward-looking statements.
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